Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in Registration Statements on Forms S-1 of our report dated March 31, 2026, of Bonk, Inc. (formerly Safety Shot, Inc.) relating to the audit of the consolidated financial statements as of December 31, 2025 and 2024, and for the periods then ended, including an explanatory paragraph regarding the Company’s ability to continue as a going concern, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
The Woodlands, Texas
March 31, 2026